Exhibit 2.3
SHARE PURCHASE AGREEMENT
THIS SHARE PURCHASE AGREEMENT MADE THIS 8th DAY OF MARCH, 2001
                            BETWEEN:
                     NEXUS MARKETING, INC.
          (HEREINAFTER REFERRED TO AS THE"PURCHASER")
                                                OF THE FIRST PART
                              AND:
                       VENTURETECH, INC.
            (HEREINAFTER REFERRED TO AS THE"VENDOR")
                                               OF THE SECOND PART

WHEREAS the Vendor owns all of the outstanding shares of EUROASIAN E-CASINOS INTERNATIONAL LTD. (the "Shares"), an Offshore Virtual Casino and Sports Book Wagering Business incorporated under the laws of Antigua and Barbuda (the "Company") which company operates a business within the Free Trade and Processing Zone in Antigua (the "Business") and;

WHEREAS the Vendor has agreed to sell the Shares to the Purchaser and;

NOW THEREFORE THIS AGREEMENT WITNESSES that, in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto covenant and agree with each other as follows:

ARTICLE 1.  DEFINITIONS

1.1 In this Agreement, the following terms have the meanings set out below:

"Agreement" means this Agreement, including the Schedules and Exhibits thereto, as it may be amended from time to time in writing between the Parties and the expressions "hereof", "herein", "hereto", "hereby", "hereunder" and similar expressions refer to this Agreement and not to any particular part of this Agreement;

"Business" means the Offshore Virtual Casino and Sports Book
Wagering Business

     "Closing," means the closing date as provided for in this Agreement;

"Closing Date," means the 8th day of March 2001;

"Company" means EUROASIAN E-CASINOS INTERNATIONAL LTD.; including any predecessor, successor or subsidiary companies operating as EUROASIAN E-CASINOS.

"Gross Win" means total retained deposits after paying out winnings less licensing fees including any amounts retained by Starnet Systems Caribbean Inc. ("Starnet") to cover amounts due for a prior period on account of licensing fees, credit card or any other charge backs or adjustments.

"Party" means a party to this Agreement and "Parties" means every party to this Agreement;

"Property" means all property of the company as outlined in Exhibit A, including all Gaming related URL's, The Starnet License, client lists and marketing reports, copyright material and trademarks and any and all other Property of the company including all property within the Free Trade and Processing Zone in Antigua together with all related property including but not limited to client lists marketing reports, copyright material and trademarks.

"Purchase Price" means $350,000 except as may be amended pursuant to Article 3.2;

"Purchaser" means NEXUS MARKETING INC.;

"Shares" means all of the outstanding shares of every description issued by EUROASIAN E-CASINOS INTERNATIONAL LTD.;

"Vendor" means Venture Tech Inc.

ARTICLE 2.       PURCHASE OF SHARES

2.1  AGREEMENT TO PURCHASE

Subject to the terms and conditions hereof, the Vendor agrees to sell, and the Purchaser agrees to purchase, on the Closing Date, the Shares.

2.2  INVESTIGATION

(1) The Purchaser and such nominees, including, without limitation, such inspectors, appraisers, accountants and advisors as the Purchaser may deem desirable, shall, during such times and at such places as the Parties and their representatives may reasonably agree from time to time, have reasonable access to the premises, books, leases and other records and Property of the Business for the purpose of investigating the business and affairs and property of the Business. Such access shall be exercised in such a manner as not to interfere with the day-to-day operation of the Business. The Purchaser agrees that, unless and until the transactions contemplated hereby have been completed, it will hold in strict confidence all information so obtained and if it shall not complete the purchase on the Closing Date, it will forthwith return to the Vendor all written information and documents obtained from the Business of the Vendor. The Purchaser hereby undertakes to ensure that such inquiries, investigations and attendances are done by its nominees with a view to minimizing any disruption to the operation of the Vendor.

     (1.1)     The Purchaser and its nominees shall meet with the
     employees of the Company before March 6, 2001, at which time the Vendor agrees to make appropriate introductions and arrangements for discussions between the employees and the Purchaser.

     (1.2)     Promptly after the date hereof, there shall be made
     available to the Purchaser such documents and data or copies thereof as the Purchaser may reasonably request relating to the Business, including, but not limited to, such financial records and statements as may be required for review by the Purchaser's accountant.

     2.2.2 In addition, the Purchaser shall have access to all of the Company and the Vendor's records in the seven (7) days preceding the Closing to update such changes in the status of the Company or the Vendor as may have occurred from the date of this Agreement to the date of Closing. The Vendor shall make every reasonable effort to ensure that access to the required information and documentation is given promptly. In the event that the Purchaser is not satisfied with any of the information found or alternatively, is of the view that not all information is provided, this Agreement shall be at an end by the Purchaser giving written notice to that effect at any time up to Closing.

     2.3  EMPLOYMENT RECORDS

     Promptly after the execution and delivery of this Agreement, the Vendor shall deliver to the Purchaser, at the Purchaser's written request, in respect of all of the employees, agents, officers or subcontractors of the Vendor:

          (a) true and complete copies of all present and any future contracts or commitments for the employment of any officer, individual employee, or agent, including all collective agreements or agreements with or commitments to any labour union;
          (b) full details of all current and any future remuneration and benefit arrangements, expense and other allowances, pension and welfare plans; and
          (c)  employee performance records.

2.4  DOCUMENTS AND DATA

On the Closing Date or as soon as practical thereafter, the Vendor shall deliver to the Purchaser all documents (or copies thereof) and other data, technical or otherwise, which are owned or in the possession of the Vendor or the Company which relate directly to the Business and which will be necessary for the conduct of the Business after the Closing Date, including, without limitation, such books of account and financial records as the Purchaser may reasonably request.

2.5 CONSENTS TO CHANGE OF CONTROL

The Vendor shall use its best efforts to obtain (including the provision of such reasonable assurances and guarantees as may be required), where required, consents of all requisite parties, including, without limitation, the Company, to the change of control as contemplated. The Purchaser will cooperate in obtaining all such consents.

ARTICLE 3.  PURCHASE PRICE

3.1 AMOUNT OF PURCHASE PRICE

The purchase price payable by the Purchaser to the Vendor for the Shares shall be $350,000 (Three Hundred Fifty Thousand Dollars)
(subject to adjustments and credits provided for in paragraph 3.2), (the "Purchase Price").


3.2 PAYMENT OF PURCHASE PRICE

The Purchase Price shall be reduced by any and all outstanding license fee amounts whether due or accrued. To the best of the Vendor's information, knowledge and belief these amounts total approximately $160,000 (One Hundred and Sixty Thousand Dollars) consisting of $60,000 (Sixty Thousand Dollars) currently due and payable to Starnet together with an additional $100,000 (One Hundred Thousand Dollars) of accrued licensing fees payable to Antigua and Barbuda Free Trade and Processing Zone.

3.2.1 The balance of the Purchase Price consisting of approximately $190,000 (One Hundred Ninety Thousand Dollars) shall be paid as follows: Commencing on closing, the Purchaser shall, within 30 days of the end of the first full monthly period after which the full amount payable to Starnet on account of its software license is paid in full, and monthly thereafter, remit 5% (five per cent) of the Gross Win, to the Vendor until the Purchase price is paid in full. Interest on the outstanding amount shall accrue at the rate of 10% per annum, compounded semi-annually. Payments shall be credited firstly to any accrued interest and subsequently to the principal portion of the outstanding amount.

3.2.2 In the event that a claim arises as between the Purchaser and the Vendor, the Vendor will provide notice of the claim to the Purchaser, who will then have thirty (30) days within which to either acknowledge that the claim is payable or provide reasons in writing why the claim is disputed. In the event that the claim is not disputed, the Purchaser shall pay same within the said (30) thirty days.

3.3 Vendor shall allow the Purchaser to use the URL's associated with the gambling sites but shall only transfer these to the Purchaser's name and custody upon receiving full payment as provided in 3.2.1.

ARTICLE 4.  CLOSING ARRANGEMENTS

4.1  CLOSING

Time shall be of the essence of this Agreement. The Closing shall take place at 4:00 p.m. on the Closing Date at the offices of the solicitors for the Purchaser.

4.2  INTERIM PERIOD

After the date hereof, the Vendor and the Purchaser shall jointly approve all material acts and decisions in respect of the Business. Subject thereto, the Vendor shall cause the Business (including its bank accounts and loans) to be carried on in the normal course of business after the date hereof and until the Closing Date.

4.3  CLOSING PROCEDURES

On or before the Closing, the Vendor and the Purchaser shall take or cause to be taken all actions, steps and corporate proceedings necessary or desirable to validly and effectively approve or authorize the completion of the transactions herein and on Closing, the Vendor shall deliver:

       (a) The certificates representing the Shares in fully transferable form, and the Vendor shall cause the transfer of the Shares to be fully entered in the registers of the Company at Closing;

       (b) An affidavit of the Vendor, dated as of the Closing Date, stating that, from the date hereof and until the Closing Date, there has been no material adverse change, financial or otherwise, in the condition of the Property, Company or the Business and no change in any of the representations or warranties given by the Vendor in this Agreement.

       (c) All assurances, transfers, assignments, consents, elections and other documents as the Purchaser's solicitors consider reasonably necessary or desirable to validly and effectively complete the provisions of this Agreement and in particular, the transfer of the Shares to the Purchaser. The Vendor to also provide guarantees for the Company up to the time of Closing, which guarantees shall continue for five years after Closing Date on all previous activities of the Company, and which guarantees shall be to indemnify the Purchaser from any damages or claims arising from the breach of this Agreement by the Vendor or for any representation or warranty of the Vendor which is or becomes untrue or inaccurate.

       (d) An affidavit confirming compliance with the terms and conditions of this Agreement and upon fulfilment of the foregoing provisions of this Section 4.3 and upon fulfilment of all the terms set out in Section 5.1 hereof, which have not been waived in writing as therein provided, the Purchaser shall deliver to the Vendor the Purchase Price which shall be paid in accordance with the Agreement.

       ARTICLE 5.  TERMS OF CLOSING

       5.1     TERMS FOR THE PURCHASER'S BENEFIT

       The Purchaser shall not be obliged to complete the purchase herein provided for unless, on the Closing Date, each of the following terms shall have been satisfied, it being understood that the terms are included for the exclusive benefit of the Purchaser and may be waived in writing in whole or in part by the Purchaser at any time; and the Vendor shall use its best effort to ensure that the terms are fulfilled on or before the Closing Date:

       (1) Corporate proceedings. All corporate and legal proceedings and approvals as are considered necessary by the Purchaser's solicitors shall have been taken or obtained by the Company to authorize the Vendor to sell and transfer the Shares to the Purchaser.

       (2) Representations and Warranties. The representations and warranties set forth in Section 6.1 are presently and shall be true and correct in all material respects on the Closing Date.

       (3) Compliance. All of the terms, covenants and agreements set forth in this Agreement to be complied with or performed by the Vendor at or before the Closing
       Date shall have been complied with or performed by the Vendor on or before the Closing Date.

       (4) No Casualty. From the date hereof and until the Closing Date, no material adverse change to the condition or quantum of the assets of the Company or to its finances or affairs or those of the Business shall have occurred.

       (5) Directors and Officers. At or before the Closing Date, the Directors and Officers of the company shall have resigned and shall have delivered to the Purchaser their personal releases of all or any contracts with and claims against the Company, other than claims for salaries and expenses and employee benefits which shall have been disclosed to and accepted by the Purchaser; and the Vendor shall have convened such meetings of the Directors and Shareholders of the Company as may be required for the purpose of electing the Purchaser's nominees as Directors and Officers of the Company.

       (6) Status of Vendor. The Vendor shall have delivered to the Purchaser reasonable and satisfactory evidence that the Vendor is not an un-discharged bankrupt, is not suffering under any disability and has no outstanding and unsatisfied executions against him which would affect his ability to sell the Shares.

       (7) Non-Competition Agreement. The Vendor and such other key persons as identified by the Purchaser shall, prior to the closing of this transaction, execute and deliver to the Purchaser a Non-Competition Agreement in a form and content satisfactory to the Vendor and Purchaser.

       (8) Other Terms. The Parties agree that the terms, conditions and warranties as set out in Schedule "B hereto form part of this Agreement. If any of the foregoing terms shall not have been fulfilled on or before the Closing Date, the Purchaser may terminate this Agreement by notice in writing to the Vendor, in which event the Purchaser shall be released from all obligations under this Agreement, and (unless the Purchaser can show that the terms relied upon could reasonably have been performed by the Vendor) the Vendor shall also be released from all obligations hereunder; but the Purchaser shall be entitled to waive compliance with any such terms in whole or in part, if it shall see fit to do so, without prejudice to its rights of termination in the event of non-fulfilment of any other term in whole or in part.

       (9) The Purchaser shall have entered into agreements with any of the Vendor and/or such employees, subcontractors or officers of the Company as the Purchaser may choose, on terms and conditions satisfactory to the Purchaser, before the Closing Date, failing which this Agreement shall be null and void and all deposit moneys shall be repaid immediately to the Purchaser, without interest or penalty.

       (10) The Purchaser shall, prior to closing, have reviewed and be completely satisfied, following such review of the Company's leases, existing contracts and agreements, financial records, employment terms and conditions of the employees, subcontractors and officers of the Company, as to the liabilities disclosed by the Vendor as part of this Agreement, as to the viability of the Business, failing any of which the Purchaser shall be entitled to terminate this Agreement and, immediately following such notice of termination in writing given by the Purchaser, all deposit moneys shall be returned to the Purchaser, without interest or penalty.

       (11) The Purchaser shall, prior to closing, be completely satisfied with the results of the inspections and reviews conducted under this Agreement, in his sole discretion, failing which the Purchaser shall be entitled to terminate this Agreement and, immediately following such notice of termination in writing given by the Purchaser, all deposit moneys shall be returned to the Purchaser, without interest or penalty.
       (12) The Purchaser shall be completely satisfied that the Company has no liability, contingent or otherwise, with respect to any guarantee or indemnity relating to non-arm's length or arm's length persons.

       (13) The Vendor shall release any and all rights, claims, demands and remedies which it may have as against the Company as a shareholder, creditor, officer or employee before the Closing Date in a form satisfactory to the Purchaser's solicitors.

       (14) In the event that the Purchaser does not complete the purchase herein provided for as a result of the non-satisfaction of any of the above conditions, or for any other reason, whether provided for in this Agreement or not, then this Agreement shall be deemed to be null and void, and all deposit moneys shall be immediately returned to the Purchaser, without interest or penalty.

       5.2 TERMS FOR THE VENDOR'S BENEFIT

       The Vendor shall not be obliged to complete the transactions herein provided for unless, on the Closing Date, each of the following terms shall have been satisfied, it being understood that the terms are included for the exclusive benefit of the Vendor and may be waived in writing in whole or in part by the Vendor at any time; and the Purchaser shall use its best efforts to ensure that the terms are fulfilled on or before the Closing Date.

       Compliance with Agreement All of the terms, covenants and agreements set forth in this Agreement to be complied with or performed by the Purchaser on or before the Closing Date shall have been complied with or performed by the Purchaser on or before the Closing Date.

       In case any of the foregoing terms shall not have been fulfilled on or before the Closing Date, the Vendor may terminate this Agreement by notice in writing to the Purchaser, in which event the Vendor shall be released from all obligations under this Agreement and (unless the Vendor can show that the term relied upon could reasonably have been performed by the Purchaser) the Purchaser shall also be released from all obligations hereunder, but the Vendor shall be entitled to waive compliance with any such term in whole or in part, if it shall see fit to do so, without prejudice to its rights of termination in the event of non-fulfilment of any other term in whole or in part. In case of such termination, the Purchaser's deposit shall be returned immediately to the Purchaser, without interest or penalty.

       ARTICLE 6.  REPRESENTATIONS AND WARRANTIES

       6.1     REPRESENTATIONS AND WARRANTIES OF THE VENDOR

          The Vendor represents and warrants to the Purchaser as follows:

       (1)  Good Standing.   The Company is presently, and will
       be, on the Closing Date, a corporation (i) duly incorporated and organized, validly subsisting and in good standing under the laws of Antigua; and (ii) duly authorized and licensed to own its own properties, and to carry on the Business, and such Business as is being carried on by the Vendor, and is able to enter into and carry out its obligations under this Agreement.

          (2) Authorized and Issued Capital of Company. The authorized capital of the Company, on the Closing Date, will consist of 1,000 Common shares;

          (3) Assets of the Company. The assets of the Company are those set out in Schedule "A".

          (4) No Options. There is not now nor at the Closing Date will there be any agreement or option existing pursuant to which the Vendor or the Company is or might be required to issue any further shares of its capital, nor are there any outstanding warranties, options or rights for the acquisition of any of the purchased Shares or any other shares of the Company.

          (5) Ownership of Securities. The Vendor, at the Closing Date, will be the beneficial owner of record of the Shares with good and marketable title thereto, free and clear of any pledge, lien, charge, encumbrance or security interest of any kind and of any option or other right to sell the same in accordance with the terms of this Agreement. ).

          (6) No Subsidiaries. The Company, at the Closing Date, will have no subsidiaries nor any agreement of any nature to acquire any subsidiary.

          (7) Financial Statements. The financial statements of the Business have been prepared in accordance with generally accepted accounting principles, applied on a consistent basis with regard to the financial statements of the Business for its prior fiscal periods and in accordance with this Agreement; and present fairly the financial position and assets of the Business as at the Closing Date, and include and disclose the material liabilities (either actual, accrued or contingent and whether direct or indirect) of the Business as of the Closing Date. The Purchaser will accept unaudited monthly financial records to be examined by the Purchaser's accountant and if not satisfactory to the Purchaser, this transaction shall become null and void.

          (8) Records Complete. All material financial transactions of the Business have now and at the Closing Date will have been properly recorded in its books and records.

          (9) Contracts. Except as set forth in Schedule "A" hereto or as approved in writing by the Purchaser, all contracts of the Business have been reflected in, or have been considered in, preparing the closing balance sheet, and (subject to such exceptions) the Business:

               (a) the Vendor warrants that there is no labour, trade union or collective agreement at present with respect to the company or the Business and there will not be any labour, trade union or collective agreement at the Closing Date.
               (b) Benefit Plans - are not now nor at the Closing Date will operate any bonus, pension, profit or practice, formal or informal, in effect with respect to any employees or others;
               (c) Employment Contracts - are not now nor at the Closing Date will it be bound by any agreement, whether written or oral, with any employee providing for a specified period of notice of termination nor providing for any fixed term of employment; and has now and at the Closing Date will have no employees who cannot be dismissed upon such notice as common or statute law may prescribe;
               (d) Contracts Affected by Change of Control are not now or at the Closing Date will be bound by any outstanding contract or commitment which required prior approval of any change of control of the Business from the Vendor to the Purchaser resulting from the consummation of the purchase of the Shares by the Purchaser; and
               (e) Other Contracts - are not now nor at the Closing Date will be bound by any outstanding contract or commitment except those entered into in the ordinary course of business and having not more than 12 months to run; and it not now nor at the Closing Date will be materially in default under any material contract by which it is bound or under which it is entitled to the benefits of and advantages thereof.

(10) Title to Assets.   To the best of the Vendor's information,
knowledge and belief other than ongoing licensing costs both payable and accrued the Company now has and at the Closing Date will have a good and marketable title, free and clear of any and all claims, liens, encumbrances and security interests whatsoever, to all of the assets as at the Closing Date and to any properties and assets acquired since the date hereof, except in either case those sold in the ordinary course of business during such period.

(11) Tax Matters. To the best of the Vendor's information, knowledge and belief the Company and the Business is not now and at the Closing Date will not be in arrears or in default in respect of the filing of any required United States federal, state or municipal tax or other return; and at each of such times
(i) all taxes, filing fees and other assessments due and payable or collectable from the Business shall have been paid or collected, (ii) no claim for additional taxes, filing fees or other amounts and assessments has been made which has not been paid, and (iii) to the best of the Vendor's knowledge, no return shall have contained any mis-statement or concealed any statement that should have been included therein. The Vendor or the Company has withheld and will withhold up to the Closing Date from each payment made to any employee the amount of all taxes (including but not limited to income tax) and other deductions required to be withheld therefrom and have paid or will pay such amounts to the proper tax or other receiving authority and in addition the Company shall pay or make provision for the payment of any accrued corporate or other taxes. Such provision to be made in a manner acceptable to the Purchaser.

(12) The Vendor warrants that to the best of its knowledge the Business has the right to operate from its present location and that any Property and Business operations comply with all of the applicable zoning, fire, health, hydro, environmental rules and regulations and by-laws and, without limiting the generality of the foregoing, that the Property and Business comply with all rules, regulations, by-laws, statutes, etc. applicable to and for the type of operation being carried out on the Property, except as otherwise disclosed.

(13) No Breach Caused by this Agreement. Neither the execution or delivery of this agreement nor the fulfilment or compliance with any of the terms hereof will conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under the articles and by-laws, as amended, of the Company or any material agreement or instrument to which the Vendor or the Company or Business is subject, or will require any consent or other action by any administrative or governmental body.

(14) Absence of Certain Changes or Events. Except with the prior written consent of the Purchaser, after the execution of this
Agreement:

(a) Business in Normal Course - the Business has and will have been carried on in the normal course of business, consistent with previous fiscal periods and in accordance with Section 4.2 hereof;

(b) Capital Expenditures - no capital expenditures will have been made or authorized by the Business except with the consent of the Purchaser;

(c) Articles - no amendments will have been made to the articles or by-laws of the Company;

(d) There have been, within the last twenty-four (24) months of the date of this Agreement, and will be no payments or transfers or dispositions of any property to or for the benefit of any non-arm's length party. Any such payments, transfers or dispositions shall be fully disclosed to the Purchaser by the Vendor before the Closing Date;

(e) No dividends will be declared or paid to any Shareholder by the Company and there are no outstanding and unpaid dividends as of the date hereof.

(15) Damage or Loss. There has not been nor will there be on the Closing Date any damage, destruction or loss materially or adversely affecting the Business or assets of the Company; no sale, transfer or other disposition of any material capital assets of the Company; no expropriation or condemnation of any capital asset and, to the best of the Vendor's information, knowledge and belief, no such proceedings have been instituted or are pending.

(16) Liabilities. There are and will be no liabilities of the Company of any kind whatsoever, whether or not accrued and whether or not determined or determinable, contingent or non-contingent, in respect of which the Company or the Purchaser may become liable on or after the completion of the transaction contemplated by this Agreement except:

(a) liabilities disclosed on, reflected in or provided for in the financial statements delivered to the Purchaser; or

     (b) liabilities disclosed or referred to in this Agreement or in the Schedules hereto;

To the best of the Vendor's information, knowledge and belief there are no pending or threatened actions, suits, proceedings or investigations against or affecting the Company involving the possibility of any judgment, order or liability which would result in any material adverse change in its business, properties, assets or in its condition, financial or otherwise. The Vendor does not know or has reason to know of any basis for any such actions, suit, proceeding or investigation. The Vendor further represents and warrants that the Company has no liabilities, contingent or non-contingent, direct or indirect, with respect to non-arm's length persons and that any guarantee or indemnity with such persons have been or will be fully discharged or released before the Closing Date.

(17) Agreements. The Company has not entered into any agreements with non-arm's length persons.

(18) Indemnity. The Vendor agrees to provide an indemnity, in a form satisfactory to the Purchaser's solicitors, wherein the Vendor will indemnity the Purchaser for any and all liabilities which have not been disclosed in this Agreement provided that such indemnity shall not exceed the unpaid portion of the Purchase Price.

(19) Employment It is agreed that the Purchaser shall not, directly or indirectly, without the written agreement of the Vendor, employ any employees of the Company for a period of one year after the Closing of this transaction. In the event that an employee of the Company is employed by the Purchaser, directly or indirectly, the Purchaser shall be liable to the Vendor for the payment of an amount equal to one year's salary, including benefits, of the employee so employed by the Purchaser. In addition, the Purchaser shall be liable to pay to the Vendor such reasonable recruitment costs incurred by it in replacing the employee, which has, directly or indirectly, been employed by the Purchaser. For purposes of this paragraph, "employee" shall be deemed to be any person in the employ of the Vendor at any time after the date of this Offer to the Closing of the transaction and shall also include such employees of the Company during the period of one year after the Closing of the transaction.

(20) Business of the Company. The Company does not and has never carried on any business other than the Business and does not and has never owned any property other than the Property.

6.3 LIMITATIONS AND SETOFF

(1) The representations and warranties of the Vendor contained herein shall survive the Closing and, notwithstanding such Closing, shall continue in full force and effect for the benefit of the Purchaser for a period of one (1) year after closing, after which time the Vendor shall be released from all obligations and liabilities thereunder in respect of such representations and warranties, except with respect to any claims made by the Purchaser in writing prior to the expiration of such period.

(2) The representations and warranties of the Purchaser contained herein shall survive the Closing and notwithstanding such Closing, shall continue in full force and effect for the benefit of the Vendor until such time as the Purchase Price has been satisfied in full, after which time the Purchaser shall be released from all obligations and liabilities thereunder in respect of such representations and warranties, except with respect to any claims made by the Vendor in writing prior to the expiration of the period.

ARTICLE 7.  GENERAL

7.1  INTERPRETATION

     (1) Definitions. Where used herein or in any amendment or supplement hereof, unless the context otherwise requires, the words and phrases with initial capitals set forth herein will have the meanings set forth.

     (2) Schedules. Schedules and other documents attached or referred to in this Agreement are an integral part of this Agreement.

     (3) Sections and Headings. The division of this Agreement into Articles, sections and subsections and in the insertion of headings are for convenience or reference only and shall not affect the construction or interpretation hereof.

     (4) Extended Meanings. Words importing the singular number include the plural and vice-versa; words importing the masculine gender include the feminine and neuter genders.

     (5) Funds. All dollar amounts referred to in this Agreement are in lawful money of the United States.

7.2  EXPENSES

Each Party shall be responsible for its own legal and audit fees and other charges, including accountant, advisor and consultant fees and costs, incurred in connection with the preparation of this Agreement, all negotiations between the Parties and the consummation of the transactions contemplated hereby

7.3  FURTHER ASSURANCES

Each of the Parties hereto will, from time to time, at the other's request and expense and without further consideration, execute and deliver such other instruments of transfer, conveyance and assignment and take such further action as the other may require to more effectively complete any matter provided for herein.

7.4  ENTIRE AGREEMENT

This Agreement constitutes the entire agreement between the parties and except as herein stated and in the instruments and documents to be executed and delivered pursuant hereto, contains all of the representations and warranties of the respective parties. There are no oral representations or warranties between the parties of any kind. This Agreement may not be amended or modified in any respect except by written instrument signed by both parties.

7.5  APPLICABLE LAW

This Agreement shall be interpreted in accordance with the law of the Province of British Columbia and the laws of Canada applicable therein and shall be treated in all respects as a British Columbia contract.

7.6  NOTICES

Any notice required or permitted to be given thereunder shall be in writing and shall be effectively given if (i) delivered personally, (ii) sent by prepaid courier service or mail, or
(iii) sent prepaid by telecopier, telex or other similar means of electronic communication (confirmed on the same or following day by prepaid mail) addressed, in the case of notice to the
Purchaser:

Address:  Nexus Marketing Inc.
          2-1379 West 15th Avenue
     Vancouver B.C. V6H 1S2
          Attention: Chief Financial Officer

And in the case of notice to the Vendor as follows:
Address:  Venture Tech Inc.
          Suite 500 1055 West 14th
          North Vancouver B.C. V7P 3P2
          Attention: Chief Financial Officer

Any notice so given shall be deemed conclusively to have been given and received when so personally delivered or sent by telex, telecopier or other electronic communication or on the second day following the sending thereof by private courier or mail. Any Party hereto or others mentioned above may change any particulars of its address for notice by notice to the others in the manner aforesaid.

7.7  ARBITRATION

The Parties agree that they shall use best efforts to settle amicably disagreements arising from or in connection with this Agreement. To this effect, following notice of any Party to the others of a disagreement (which shall include any failure to agree upon a matter to be agreed upon) the Parties shall consult and negotiate with one another in good faith an understanding to reach a just and equitable solution. If those attempts fail after a period of ten (10) days from the time the Parties have been notified of the disagreement, then every such disagreement shall be referred to arbitration in accordance with the following:

(a) any Party may, by written notice to the other Party, request that the disagreement be referred to arbitration with the reference being to a single arbitrator who is reasonably knowledgeable in the industry and mutually agreed to by the Parties, provided that, if the Parties are unable to agree on an arbitrator within twenty (20) days of receipt of the written notice, the arbitration shall be to three arbitrators, each being reasonably knowledgeable in the industry, one of whom shall be appointed by the Purchaser and one of whom shall be appointed by the Vendor and each Party shall provide notice to the other Party of the arbitrator so appointed within thirty (30) days of the written notice requesting arbitration and the third arbitrator shall be appointed by the arbitrators appointed by the Purchaser and the Vendor and such third arbitrator shall be the chairperson, provided further that if either Party fails to give notice of the appointment of an arbitrator as herein provided, the reference shall be to an arbitrator appointed in accordance with this clause and such arbitrator shall be considered to have been mutually agreed to by the Parties;

(b) where reference is to three arbitrators, decisions may be made by the majority of the arbitrators, provided that matters susceptible to reduction to a number, such as a dollar amount, shall be decided by closed ballot by averaging the two nearest numerical decisions of the three arbitrators;

(c) the arbitrator(s) may proceed to an award notwithstanding the failure of one Party to participate in the arbitration proceedings;

(d) the prevailing Party shall be entitled to an award of reasonable legal fees incurred in connection with the arbitration in such amount as determined by the arbitrator(s); and

(e) the award of the arbitrator(s) shall be enforceable in a court of competent jurisdiction.

Notwithstanding the foregoing, the Parties shall be entitled to seek injunctive relief or other equitable remedies from any court of competent jurisdiction. Except where clearly prevented by the issue in dispute, the Parties agree to continue performing their respective obligations under this Agreement, and the other related agreements entered into in connection with this Agreement, while the dispute is being resolved, unless and until such obligations are terminated or expire in accordance with the provisions hereof.

7.8    SUCCESSORS AND ASSIGNS

This Agreement shall enure to the benefit of and be binding upon the Parties hereto and their respective successors, assigns, heirs and personal representatives, as the case may be.

IN WITNESS WHEREOF the parties by their respective duly authorized signing officers have executed this Agreement in North
Vancouver this 8th day of March, 2001.


Per: Venture Tech Inc.                            Per. Nexus Marketing
Inc

________________________________                ______________________________
William Baker, C.E.O.                           Erik Graham, President
I have authority to bind the corporation        I have authority to
bind the corporation